Exhibit 10.3
Promissory Note

Lender: Corporacion Pipasa, S,A,
Borrower: Inversiones La Ribera, S.A.
Amount: $585,170
Currency: U.S. Dollars
Interest Rate: 8.00% fixed rate
Date of issuance: January 31, 2002
Due date: Due on demand